Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is by and between Spirit of Texas Bancshares, Inc., a Texas corporation (the “Company”), and David M. McGuire, an individual (referred to herein as “Executive” or “you”), and shall be effective as of February 2, 2021 (the “Effective Date”).

Preliminary Statements

Executive and the Company previously entered into that certain Employment Agreement, effective as of October 23, 2009, which was amended and restated as of March 1, 2017 (the “Original Agreement”).

Executive and the Company desire to amend and restate the Original Agreement as provided herein.

Executive desires to be employed by the Company upon the terms and conditions stated herein, and the Company desires to employ Executive provided that, in so doing, it can protect its confidential information, business, accounts, patronage and goodwill.

Executive and the Company have specifically determined that the terms of this Agreement are fair and reasonable.

Agreement

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, the Company and you agree as follows:

1. Employment. On the terms and subject to the conditions in this Agreement, the Company hereby employs you and engages your services to serve as President and member of the Board of Directors of the Company (the “Board”) and President, Chief Lending Officer and member of the Board of Directors of the Company’s subsidiary bank, Spirit of Texas Bank, SSB (the “Bank”). You hereby accept employment with the Company according to the terms set forth in this Agreement.

2. Duties. You are hereby employed and shall work at the Company’s headquarters in Houston, Texas or such other location as determined by the Board. You shall have the position (including status, offices and reporting requirements), authority, duties and responsibilities usually associated with your position in a financial services company having assets similar in value and nature to the assets of the Company. Additionally, while employed by the Company, you shall:

(i) perform the duties required of you hereunder and shall devote your best efforts and exclusive business time, energy and skill to performing such duties;

(ii) report to, and your authority and responsibilities will be subject to the supervision of, the Board and the Chief Executive Officer of the Company (the “Chief Executive Officer”);

(iii) not make any disparaging remarks regarding the Company to any person with whom the Company has business relations, including any employee or vendor of the Company;

(iv) use the Confidential Information (as defined in Section 9.1) and the Goodwill (as defined in Section 9.2) between the Company and its customers and vendors solely for the benefit of the Company;

(v) not interfere in such Goodwill, either during or following your employment with the Company;

(vi) shall not take any action for the benefit of any competitor of the Company or any other Entity (as defined in Section 9.4(ii)), other than the Company, engaged in business similar to that engaged in by the Company; and

(vii) shall not recruit or otherwise facilitate the hiring of any Company employee by any Entity, other than the Company and its affiliates.

3. Compensation and Benefits. Your compensation and other benefits shall include, in addition to any further benefits and compensation as later approved by the Board, the following:

3.1 Base Salary. You will be paid an annual salary of $580,000, subject to annual increases as determined by the Compensation Committee of the Board. Your annual salary shall be payable in accordance with the Company’s customary policies, subject to payroll and withholding deductions as may be required by law.

3.2 Annual Incentive Program. You shall participate in an equitable manner with all other senior management employees in the annual incentive program approved by the Board or the Compensation Committee of the Board. No other compensation provided for in this Agreement shall be deemed a substitute for your right to participate in such annual incentive program.

3.3 Long Term Incentive Program. You will be entitled to participate in the Company’s long-term incentive program as approved by the Board or the Compensation Committee of the Board.

3.4 Expenses. You shall be reimbursed for any and all reasonable expenses incurred by you in the performance of your duties and services as specified in this Agreement or incurred by you on behalf of, or in furtherance of the business of, the Company, including, but not limited to, business expenses incurred in connection with travel and entertainment, provided that you shall submit to the Company satisfactory supporting receipts and other information with respect to reimbursable costs and expenses.

3.5 Other Benefits. During your term of employment, you shall be entitled to participate in any benefit plan or arrangement that the Company or its subsidiaries now or hereafter maintains that relates to (i) pension, profit sharing or other retirement benefits, (ii) medical insurance or reimbursement of medical or dependent care expenses, or (iii) other group benefits, including disability and other life insurance plans, in the same manner as other senior management employees of the Company. You shall also be reimbursed for expenses incurred in connection with your club dues at a club approved by the Board. In addition, you shall be provided with (i) the use of an automobile and reimbursed for all costs and expenses related to operating the vehicle or (ii) an annual vehicle allowance in an amount approved by the Board.

4. Term. This Agreement shall have an initial term beginning on the Effective Date, and shall expire on the second (2nd) anniversary of such date; provided, however, that the term shall be automatically extended for successive periods of two (2) years on a continuing basis unless either you or the Company shall give written notice of intention not to so extend at least ninety (90) days prior to the end of the initial two (2) year period or any renewal period (the “Term”).

5. Change in Control. For purposes of this Agreement, “Change in Control” of the Company means the occurrence of any of the following events: (i) any merger, consolidation or other reorganization whereby the Company’s equity holders existing immediately prior to such merger, consolidation or reorganization do not, immediately after consummation of such merger, consolidation or reorganization, beneficially own (within the meaning of Rule 13(d)(3) promulgated under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) more than fifty percent (50%) of the combined voting power of the surviving entity’s then outstanding voting securities; (ii) the Bank is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company; (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity in which the Company, any subsidiary of the Company, or the Company’s equity holders existing immediately prior to such sale, lease or exchange beneficially own less than fifty percent (50%) of the combined voting power of such acquiring entity’s then outstanding voting securities; (iv) the Company is dissolved and liquidated; (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains beneficial ownership of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; or (vi) any change in the identity of directors constituting a majority of the Board within a twenty-four (24)-month period unless the change was approved by a majority of the Incumbent Directors, where “Incumbent Director” means a member of the Board at the beginning of the period in question, including any director who was not a member of the Board at the beginning of such period but was elected or nominated to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors.

6. Termination of Employment.

6.1 Death. Your employment under this Agreement shall terminate upon your death during the term of this Agreement.

6.2 Disability. If, as a result of your incapacity due to physical or mental illness, you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a disability plan of the Company or the Bank, and within thirty (30) days after written notice of termination is given you shall not have returned to the performance of your essential duties, with or without an accommodation, the Company may terminate your employment for “Disability.”

6.3 Cause. The Company may terminate your employment for Cause as provided below. Termination of your employment by the Company for “Cause” shall mean termination upon (A) the Willful and continued failure by you substantially to perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness); (B) your Willful engagement by you in illegal misconduct materially and demonstrably injurious to the Company or the Bank; (C) your Willful material breach of a material written policy of the Company or the Bank; or (D) your conviction of, or plea of guilty or nolo contendere to, (i) a felony or (ii) a crime involving moral turpitude or fraud involving the assets of the Company or the Bank. For purposes of this paragraph, no act, or failure to act, on your part shall be considered “Willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interest of the Company. Notwithstanding the foregoing, no event or condition described in the foregoing (A) through (C) shall constitute Cause unless (x) within ninety (90) days from the Board first acquiring actual knowledge of the existence of the Cause condition, there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) through (C) in this paragraph and specifying the particulars thereof in detail; (y) such grounds for termination (if susceptible to correction) are not corrected by you within thirty (30) days of your receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30)-day period, you have not taken all reasonable steps within such thirty (30)-day period to correct such grounds as promptly as practicable thereafter); and (z) the Board terminates your employment with the Company and the Bank immediately following the expiration of such thirty (30)-day period. For purposes of the foregoing, any attempt by you to correct a stated Cause shall not be deemed an admission by you that the Board’s assertion of Cause is valid.

6.4 Good Reason. You may terminate your employment for Good Reason as provided below. “Good Reason” for you to terminate your employment shall exist if, at any time during the term of this Agreement, any of the following events shall occur:

(i) An adverse change in your status or positions as President of the Company, member of the Board, and President and Chief Lending Officer of the Bank (including as a result of a material diminution in your duties or responsibilities or no longer reporting directly to the Board and Chief Executive Officer) or any removal of you from or any failure to reappoint or reelect you to such positions (except in connection with the termination of your employment for Cause or Disability, as a result of your death, or by you without Good Reason);

(ii) The exercise by the Company of its rights to terminate under 6.6 of this agreement or a change in your business location of more than thirty (30) miles;

(iii) A diminution by the Company in your (a) Base Salary (as hereinafter defined); or (b) prior to and in connection with a Change in Control or within two years after a Change in Control, a reduction in the target annual bonus amount under any annual incentive plan in a manner inconsistent with other senior management employees; or

(iv) Any action or inaction that constitutes a material breach of this Agreement by the Company, including but not limited to as provided in Section 14(i).

For a termination of employment to constitute “Good Reason”, (x) you must provide the Board with notice of the event or condition constituting Good Reason within ninety (90) days of the occurrence of the event or condition; (y) such event or condition (if susceptible to correction) are not corrected by the Board within thirty (30) days of the receipt of such notice (or, in the event that such event or condition cannot be corrected within such thirty (30)-day period, the Board has not taken all reasonable steps within such thirty (30)-day period to correct such grounds as promptly as practicable thereafter); and (z) you terminate your employment with the Company and the Bank immediately following expiration of such thirty (30)-day period. For purposes of this Section 6.4, any attempt by the Board to correct a stated Good Reason shall not be deemed an admission by the Board that your assertion of Good Reason is valid.

6.5 Voluntary Resignation. You may voluntarily resign from employment for other than Good Reason by: (i) giving the Company thirty (30) days prior written notice, or (ii) giving the Company ninety (90) days written notice prior to the commencement of any renewal period of this Agreement in accordance with Section 4.

6.6 Termination for Reason Other Than Cause. The Company may terminate your employment for any reason other than Cause by giving you ninety (90) days written notice prior to the commencement of any renewal period of this Agreement in accordance with Section 4.

6.7 Notice of Termination. Any termination by the Company or by you pursuant to Sections 6.2 through 6.6 above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice specifying the termination provision in this Agreement relied upon and, for purposes of Sections 6.2 through 6.6 above, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so specified.

6.8 Date of Termination. “Date of Termination” shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30)-day period); (B) if your employment is terminated for death, the date of your death; (C) if your employment hereunder is terminated because either party provides notice of non-renewal pursuant to Section 4, the renewal date immediately following the date on which the applicable party delivers notice of non-renewal; and (D) if your employment is terminated for any other reason, the date specified in the Notice of Termination.

7. Rights and Obligations During Disability. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full Base Salary at the rate then in effect, and any time of service for vesting purposes under any plan shall continue to accrue during such period of incapacity until and if your employment is terminated pursuant to Section 6.2 hereof (and for any longer period as may be provided under applicable plans).

8. Rights and Obligations Upon Termination.

8.1 Termination Related to Cause or Voluntary Termination. If your employment is terminated pursuant to Section 6.3, or you resign voluntarily pursuant to Section 6.5, the Company shall pay you, or shall cause to be paid to you: (i) your full Base Salary and accrued vacation pay through the Date of Termination at the rate in effect at the time Notice of Termination is given; plus (ii) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any plans have been earned or become payable, but which have not yet been paid to you and shall be payable in accordance with their terms (collectively, such (i) and (ii) being the “Accrued Rights”), and the Company shall have no further obligations to you under this Agreement.

8.2 Termination Related to Death or Disability or for Reasons Other Than Cause or by Executive for Good Reason not in connection with a Change in Control. If your employment is terminated (x) pursuant to Sections 6.1 or 6.2; (y) by the Company for reasons other than death, Disability or Cause pursuant to Section 6.6 not in connection with a Change in Control and not within two years after the occurrence of a Change in Control; or (z) by Executive for Good Reason pursuant to Section 6.4 not in connection with a Change in Control and not within two years after the occurrence of a Change in Control, then the Company shall pay you or cause to be paid to you the following:

(i) the Accrued Rights; plus

(ii) an amount equal to two hundred percent (200%) of the aggregate of (y) your Base Salary (not taking into account any reduction in your Base Salary that constitutes Good Reason for your termination) for the calendar year in which the Date of Termination occurs and (z) all bonus, profit sharing, and other annual incentive payments made by the Company to you with respect to the most recent full year preceding the year in which the Date of Termination occurs, to be paid within sixty (60) days following the Date of Termination; plus

(iii) a lump sum amount equal to the costs to obtain benefits equal in value to each life, health, accident, and disability benefit to which you were entitled (through insurance, direct reimbursement, or otherwise) immediately before the Date of Termination for eighteen (18) months after the Date of Termination, to be paid within sixty (60) days following the Date of Termination. The value of the foregoing benefits shall be determined individually rather than in the aggregate, and shall be compared after subtracting applicable income and employment taxes. At the end of the period of coverage, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company or relating specifically to you.

8.3 Termination by the Company for Reason Other Than Death, Disability or Cause or by Executive for Good Reason in connection with a Change in Control. If (a) prior to and in connection with a Change in Control or (b) within two years after the occurrence of a Change in Control, (i) the Company terminates your employment for a reason other than for death, Disability or Cause pursuant to Section 6.6 hereof, or (ii) if you terminate your employment for Good Reason as provided for in Section 6.4, then the Company shall pay you or cause to be paid to you the following:

(i) the Accrued Rights; plus

(ii) an amount equal to three hundred percent (300%) of the aggregate of (y) your Base Salary (not taking into account any reduction in your Base Salary that constitutes Good Reason for your termination) for the calendar year in which the Date of Termination occurs and (z) all bonus, profit sharing, and other annual incentive payments made by the Company to you with respect to the most recent full year preceding the year in which the Date of Termination occurs, to be paid within sixty (60) days following the Date of Termination; plus

(iii) a lump sum amount equal to the costs to obtain benefits equal in value to each life, health, accident, and disability benefit to which you were entitled (through insurance, direct reimbursement, or otherwise) immediately before the Date of Termination for eighteen (18) months after the Date of Termination, to be paid within sixty (60) days following the Date of Termination. The value of the foregoing benefits shall be determined individually rather than in the aggregate, and shall be compared after subtracting applicable income and employment taxes. An election by you to terminate for Good Reason shall not be deemed a voluntary termination of employment by you for purposes of this Agreement or of any plan or practice of the Company. At the end of the period of coverage, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company or relating specifically to you.

8.4 Release. As a condition to receiving the payments provided in Section 8.2 or 8.3 (other than the Accrued Rights) (the “Severance Payments”), Executive (or, as applicable, Executive’s estate) must timely execute and not revoke a full release and waiver of all claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A and such release becomes effective within sixty (60) days of the Date of Termination (such sixty (60)-day period, the “Release Executive Period”). To the extent that the Release Executive Period begins in one taxable year and ends in another taxable year, the Severance Payments shall not be made until the second taxable year.

8.5 Base Salary Defined. For purposes of this Agreement, the term “Base Salary” shall include any amounts deducted pursuant to Sections 125 and 401(k) of the Internal Revenue Code of 1986, as amended, (the “Code”). Amounts other than the Accrued Rights paid pursuant to this Section 8 shall be deemed severance pay and in lieu of any further salary for periods subsequent to the Date of Termination.

8.6 Additional Payment. The Company may, in its sole discretion, pay you or cause to be paid to you your Base Salary for a period of up to twelve (12) months after your Date of Termination as additional compensation for compliance with the non-competition provisions of this Agreement as set forth in Section 9.4; provided, that the Company’s determination not to pay you such additional compensation shall not in any way affect or impair the enforceability or validity of the non-competition provisions set forth in Section 9.4; provided further, that the other payments specified in this Agreement are sufficient consideration for the non-competition provisions of this Agreement as set forth in Section 9.4.

8.7 Parachute Payment. Notwithstanding anything in this Section 8 to the contrary, if you are a “Disqualified Individual” (as defined in Section 280G(c) of the Code) and the payment provided for in this Section 8, together with any other payments which you have the right to receive from the Company (including without limitation the payments under Section 8.3 and the acceleration of vesting of equity awards under Company equity incentive plans) would constitute a “Parachute Payment” (as defined in Section 280G(b)(2) of the Code), the total amounts received by you from the Company which constitute Parachute Payments shall be reduced by the minimum amount necessary so that no portion of such amounts received by you shall be subject to the excise tax imposed by Section 4999 of the Code if and only if such reduction in the amount paid produces a better net after tax position (taking into account any applicable excise tax under Section 4999 of the Code and any applicable income tax) than the total payment provided for herein. The determination as to whether and to what extent payments you have the right to receive from the Company are required to be reduced in accordance with the preceding sentence shall be made at the Company’s expense by a legal, accounting or consulting firm expert in such matters as appointed by the Company (the “Outside Firm”), taking into account the value of any reasonable compensation for services to be rendered by you before or after the change in control, including under any agreement not to render services to competitors pursuant to any non-competition provisions that may apply to you to the extent permitted by Section 280G of the Code and the Company shall cooperate in the valuation of any such services, including any non-competition provisions. In the event of any underpayment or overpayment under this Agreement, as determined by the Outside Firm, the amount of such underpayment or overpayment shall immediately be paid to you or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. The payment reduction contemplated by this Section 8.7 shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment would be paid or provided (beginning with such payment that would be made last in time and continuing, to the extent necessary, through to such payment that would be made first in time) and, then, reducing any payment to be provided in-kind hereunder in a similar order.

9. Promises and Covenants Regarding Confidential information and Goodwill; Post-Employment Restrictions. In consideration of your promises and covenants contained in this Agreement, including your promise and covenant not to disclose Confidential Information (as hereinafter defined) set forth in Section 9.3, and in connection with your continued employment with the Company, the Company will provide you with Confidential Information necessary for you to execute your duties hereunder. In further consideration of your promises and covenants contained in this Agreement, including your promise and covenant to utilize the Goodwill (as hereinafter defined) exclusively for the benefit of the Company set forth in Section 2, and in connection with the Company’s continued employment of you, the Company will provide to you and allow you to utilize the Confidential Information and Goodwill in the performance of your duties hereunder.

9.1 Confidential Information Defined. You acknowledge that the Company’s business is highly competitive; that the Company has and will give you immediate access to Confidential Information of the Company that is a valuable, special, and unique asset used by the Company in its business; and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company. “Confidential Information” of the Company (or any affiliate) means and includes confidential and/or proprietary information and/or trade secrets of the Company and its affiliates and subsidiaries that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the following: information regarding customers, employees, contractors and the industry not generally known to the public; strategies, methods, books, records and documents; technical information concerning products, equipment, services and processes; procurement procedures, pricing and pricing techniques; information concerning past, current and prospective customers, investors and business affiliates (such as contact name, service provided, pricing, type and amount of services used, financial data and/or other such information); pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and other such confidential or proprietary information.

9.2 Goodwill Defined. “Goodwill” means the value of the relationships between the Company and its customers, vendors and employees.

9.3 Non-Disclosure Obligations. The parties acknowledge that the Company is the sole and exclusive owner of the Confidential Information, and that the Company has legitimate business interests in protecting Confidential Information. The parties further acknowledge that the Company has invested, and continues to invest, considerable amounts of time and money in obtaining, developing, and preserving the confidentiality of Confidential Information and that, by reason of the trust relationship arising between you and the Company, you owe the Company a fiduciary duty to preserve and protect Confidential Information from all unauthorized disclosure and unauthorized use. You shall not, directly or indirectly, disclose Confidential Information to any third party or use Confidential Information for any purpose other than for the direct benefit of the Company while in the Company’s employ and thereafter. You also agree that you shall deliver promptly to the Company at the termination of employment or at any other time at the Company’s request, without retaining any copies, all documents and other material in your possession relating, directly or indirectly, to any Confidential Information or other information of the Company, or Confidential Information or other information regarding third parties learned as an employee of the Company.

9.4 Non-Competition and Non-Solicitation Obligations. In order to protect the Confidential Information and Goodwill and in order to enforce your agreement not to disclose Confidential Information, the Company and you agree that, during the term of your employment with the Company and for twelve (12) months after the termination of your employment with the Company pursuant to Sections 6.2, 6.3, 6.4, 6.5 or 6.6, you will not, except in your capacity as an employee of the Company, in any capacity for you or others, directly or indirectly:

(i) compete or engage, anywhere in the geographic area comprised of Bee, Bexar, Brazos, Cherokee, Comanche, Dallas, DeWitt, Fort Bend, Gregg, Harris, Henderson, Kaufman, Montgomery, Palo Pinto, Parker, Seguin, Smith, Tarrant and Travis Counties in Texas, and any additional county in which the Company has established a branch office (the “Market Area”), in a financial services business similar to that of the Company;

(ii) take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, association, corporation, limited liability company, trust, unincorporated organization or any other business entity (an “Entity”) engaging in a financial or depository institution, financial planning or investment advisory business similar to that of the Company anywhere within the Market Area; except that you are permitted to own, directly or indirectly, up to two percent (2%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

(iii) Within the Market Area (i) enter into, or facilitate any other Entity to enter into, an agreement with any customer of the Company to provide goods and services of the same or similar type as the Company provides, (ii) accept business from, or facilitate any other Entity to gain or accept such business from or with any customer of the Company, (iii) assist a competitor of the Company in the sale to any customer of the Company of business of the same or similar type as the Company provides, or (iv) encourage or facilitate any customer of the Company to purchase goods and services of the same or similar type as the Company provides from a competitor of the Company.

(iv) Within the geographic Market Area, call on, service or solicit competing business from any customers of the Company if, within the twelve (12) months before your termination, you had or made contact with the customer, or had access to information and files about the customer; or

(v) call on, solicit or induce any employee of the Company whom you had contact, knowledge of, or association with in the course of employment with the Company to terminate employment from the Company, and will not assist any other person or entity in such activities.

9.5 Permissible Business Interests. Your involvement in the business interests listed in Exhibit B to this Agreement shall not be deemed to compete with the interests of the Company.

9.6 Permitted Disclosures.

(i) Nothing in this Agreement prohibits or restricts you (or your attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal or state regulatory authority.

(ii) Notwithstanding any other provision of this Agreement: (A) you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (B) if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

9.7 Injunctive Relief. You and the Company acknowledge and agree that breach of any of the covenants made by you in this Section 9 would cause irreparable injury to the Company, which could not sufficiently be remedied by monetary damages; and, therefore, that the Company shall be entitled to obtain such equitable relief as declaratory judgments; temporary, preliminary and permanent injunctions; and order of specific performance to enforce those covenants or to prohibit any act or omission that constitutes a breach thereof or any other equitable remedies. If a party must bring suit to enforce this Agreement or to defend any such action, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

9.8 Tolling. In the event that the Company shall file a lawsuit in any court of competent jurisdiction alleging a breach of any of the obligations under this Section 9 of this Agreement, any time period you are in breach of this Agreement shall be deemed tolled as of the time such lawsuit is filed, and shall remain tolled until such dispute finally is resolved.

10. Acknowledgements Regarding Other Promises and Covenants. With regard to the promises and covenants set forth herein, you acknowledge and agree that:

(i) the restrictions are ancillary to an otherwise enforceable agreement including the provisions of this Agreement regarding the disclosure, ownership and use of the Confidential Information and Goodwill;

(ii) the limitations as to time, geographical area, and scope of activity to be restricted are reasonable and acceptable to you, and do not impose any greater restraint than is reasonably necessary to protect the Goodwill and other legitimate business interests of the Company;

(iii) your performance, and the enforcement by the Company, of such promises and covenants will cause no undue hardship on you; and

(iv) the time periods covered by the promises and covenants will not include any period(s) of violation of, or any period(s) of time required for litigation brought by the Company to enforce any such promise or covenant.

11. Duty to Give Notice of Agreement. During employment by the Company and the period of any post-employment obligation applicable hereunder, you shall provide written notice to any prospective employer of your obligations under this Agreement, and shall provide a true copy hereof to such prospective employer at the outset of any communications about employment.

12. Independent Elements. The parties acknowledge that the promises and covenants contained in Sections 9 and 10 above are essential independent elements of this Agreement and that, but for Executive agreeing to comply with them, the Company would not employ Executive. Accordingly, the existence or assertion of any claim by Executive against the Company, whether based on this Agreement or otherwise, shall not operate as a defense to the Company’s enforcement of the promises and covenants in Sections 9 and 10. An alleged or actual breach of the Agreement by the Company will not be a defense to enforcement of any such promise or covenant, or other obligations of Executive to the Company. The promises and covenants in Sections 9 and 10 will remain in full force and effect whether Executive is terminated by the Company or voluntarily resigns.

13. Indemnification. The Company’s Bylaws provide for indemnification of directors and officers of the Company, including you, during the full term of this Agreement, and the Company currently maintains directors’ and officers’ liability insurance. Further, you shall, to the extent permitted by law, be indemnified from and against any and all costs or expenses incurred by you as a result of being made a party or threatened to be made a party or involved in any way in any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (herein a “Proceeding”), or any appeal related to such a Proceeding, or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact of your relationship with the Company. You shall be indemnified to the full extent permitted by law, against any and all costs, expenses, judgments, penalties (including excise and similar taxes and punitive damages, fines, settlements and reasonable expenses (including without limitation, attorneys’ fees)) incurred (or reasonably anticipated to be incurred) by you in connection with such Proceeding. Notwithstanding the above, the Company shall not be obligated to indemnify you in connection with any Proceeding or claim initiated by you against the Company or its subsidiaries, officers, directors, or employees.

14. Successor’s Binding Agreement.

(i) The Company will cause any entity that becomes a Successor (as hereinafter defined) to expressly assume the Company’s obligations under this Agreement and acknowledge that the Successor is contractually bound to perform all of such obligations. Failure of such entity to furnish such assumption and acknowledgement by the time such entity becomes a Successor shall constitute Good Reason for termination by you of your employment if a Change in Control of the Company occurs or has occurred. For purposes of this Agreement, “Successor” shall mean any entity that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger or consolidation, or indirectly, by purchase of the Company’s voting securities or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die before all amounts that would still be payable to you hereunder if you had continued to live are paid, all such unpaid amounts, unless otherwise provided herein, shall he paid in accordance with the terms of this Agreement to your beneficiary or, if there be no such beneficiary, to your estate.

15. Taxes. All payments to be made to you under this Agreement will be subject to required withholding of applicable federal, state and local taxes. To the extent that the payment provided for herein results in compensation income to you for federal or state income tax purposes, you shall pay to the Company at the time of such event such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, if any, and, if you fail to do so, the Company is authorized to withhold from any cash remuneration then or thereafter payable to you, any tax required to be withheld by reason of such resulting compensation income. If you make the election authorized by Section 83(b) of the Code, you shall submit to the Company a copy of the statement filed to make such election.

16. Section 409A.

16.1 Purpose. This section is intended to help ensure that compensation paid or delivered to you pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant that all compensation paid or delivered to you will be exempt from, or paid in compliance with, Section 409A.

16.2 Interpretation. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A, or shall comply with the requirements of Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. For purposes of the application of Section 409A, each payment under this Agreement (including any installment payments) shall be deemed a separate payment.

16.3 Amounts Payable On Account of Termination. For the purposes of determining when amounts otherwise payable on account of your termination of employment under this Agreement will be paid, which amounts become due because of your termination of employment, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A on or following termination of employment. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on your Date of Termination you are deemed to be a “specified employee” within the meaning of Section 409A, any payments or benefits due upon a termination of your employment under any arrangement that constitute a “deferral of compensation” within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1 (including, without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)), shall be delayed and paid or provided to you in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (i) the date which is six (6) months and one (1) day after your “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of your death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

16.4 Reimbursements. To the extent required by Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

17. Survival. Any termination of this Agreement and Executive’s employment shall not release either the Company or Executive from their respective obligations to the date of termination nor from the provisions of this Agreement that, by necessary or reasonable implication, are intended to apply after such termination, including without limitation the provisions of Section 9. Furthermore, neither the termination of this Agreement nor the termination of Executive’s employment hereunder shall affect, limit or modify in any manner the existence or enforceability of any other written agreement between Executive and the Company, even if such other agreements provide employment-related benefits to Executive.

18. Notices. Notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid addressed to the respective addresses set forth on the signature page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. All notices to the Company shall be directed to the attention of the Board with a copy to the Corporate Secretary of the Company.

19. Miscellaneous. No provision of this Agreement may be modified, waived or discharged except in writing specifically referring to such provision and signed by you and such officer of the Company as may be specifically designated by the Board. No waiver at any time by either party hereto of the breach of any condition or provision of this Agreement, or of compliance by the other party with the same, shall be deemed a waiver of any other condition or provision at the same or at any other time. No party hereto shall by any act (except by written instrument pursuant to this Section), delay, indulgence, omission or otherwise be deemed to have waived any right, power, privilege or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power, privilege or remedy hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, privilege or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient. No agreement or representation still in effect, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party other than (i) those set forth expressly in this Agreement or (ii) those in any equity award agreements. Upon termination of your employment, in the event of any conflict between the terms of this Agreement and the terms of any other agreements between you and the Company, this Agreement shall be controlling. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, without regard to principles of conflicts of laws. Other than as provided in Section 14(i), neither party to this Agreement may assign this Agreement or any or all of its rights or obligations hereunder without the prior written consent of the other party hereto.

20. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement and the agreements contemplated hereby or executed in connection herewith (i) constitute the entire agreement of the parties hereto regarding the subject matter hereof, and (ii) supersede all prior employment agreements, including the Original Agreement, both written and oral, among the parties hereto, or any of them.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature page follows]

Executed as of February 25, 2021.

COMPANY:
Spirit of Texas Bancshares, Inc.

By:	/s/ Thomas Sooy

Name:	Thomas Sooy
Title:	Chairman-Compensation Committee

EXECUTIVE:
David M. McGuire

/s/ David M. McGuire
Address:	4102 Merrick Street
Houston, Texas 77025

Signature Page

EXHIBIT A

Form of Release

EXHIBIT B

Permissible Business Interests